Nektar Therapeutics Reports Second Quarter 2011 Financial Results

SAN FRANCISCO, Aug. 4, 2011 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the second quarter ended June 30, 2011.

Cash, cash equivalents, and investments at June 30, 2011 were $481.8 million as compared to $315.9 million at December 31, 2010.

Revenue for the second quarter of 2011 decreased to $17.3 million as compared to $42.6 million in the second quarter of 2010. This decrease in revenue year over year is primarily attributable to the completion as of December 31, 2010 of the amortization of the $125.0 million upfront payment received in 2009 from AstraZeneca for the NKTR-118 and NKTR-119 license agreement.

“Nektar continued to advance our pipeline programs in the second quarter of 2011,” said Howard W. Robin, President and Chief Executive Officer of Nektar. “In June, we finalized our pivotal study design for NKTR-102 in metastatic breast cancer with the FDA. AstraZeneca’s Phase 3 KODIAC program for NKTR-118 is continuing with the first regulatory filing planned for 2013. We completed our first clinical study of NKTR-181, our novel opioid candidate, with positive proof-of-concept results. Finally, we are on track to introduce a new IND candidate later this year.”

Total operating costs and expenses in the second quarter of 2011 increased by 27% to $51.6 million, compared to $40.7 million in the second quarter of 2010. This increase was primarily a result of higher development expenses related to the advancement of multiple programs in clinical development. Research and development expense increased to $32.3 million in the second quarter of 2011 as compared to $25.6 million for the second quarter in 2010. General and administrative expense increased to $11.2 million in the second quarter of 2011 from $10.2 million in the second quarter of 2010.

Net loss for the second quarter ended June 30, 2011 was $36.4 million or $0.32 loss per share as compared to a net loss of $0.5 million or $0.01 loss per share in the second quarter of 2010.

Nektar also announced several upcoming data presentations for NKTR-102 and NKTR-181:

Phase 2 data for NKTR-102 in metastatic breast cancer will be presented in an oral session at the 2011 ASCO Breast Cancer Symposium on September 9, 2011:

  Abstract #269: “Final results of NKTR-102, a topoisomerase I inhibitor-polymer conjugate, in patients (Pts) with pretreated metastatic breast cancer (MBC) demonstrating significant antitumor activity,” A. A. Garcia, et al.

Phase 1 data for NKTR-181 will be presented at American Academy of Pain Management (AAPM) Annual Clinical Meeting on September 21, 2011:

  "Phase 1 Study of Oral NKTR-181, a Novel Opioid Analgesic Molecule with Reduced Abuse Potential and Favorable Safety Profile," Lynn Webster, MD, et al.
  "NKTR-181: A Novel Mu-Opioid Agonist That Exhibits Reduced Abuse Potential and Maintains Full Analgesic Activity Following Repeat Dosing in Preclinical Rodent Models," Stephen D. Harrison, PhD, et al.

Conference Call to Discuss Second Quarter 2011 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) today, Thursday, August 4, 2011.

The press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Friday, September 2, 2011.

To access the conference call, follow these instructions:
Dial: (877) 299-4454 (U.S.); (617) 597-5447 (international)
Passcode: 93854703 (Nektar Therapeutics is the host)

An audio replay will also be available shortly following the call through Friday, September 2, 2011 and can be accessed by dialing (888) 286-8010 (U.S.); or (617) 801-6888 (international) with a passcode of 53256804.

In the event that any non-GAAP financial measure is discussed on the conference call that is not explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for NKTR-118, an investigational drug candidate, being evaluated in Phase 3 clinical studies as a once-daily, oral tablet for the treatment of opioid-induced constipation. The agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of NKTR-118 and an opioid. NKTR-181, a novel mu-opioid analgesic molecule, is being evaluated in Phase 1 clinical studies. In oncology, NKTR-102, a novel topoisomerase I-inhibitor, is being evaluated in Phase 2 clinical studies for the treatment of breast, ovarian and colorectal cancers.

Nektar's technology has enabled seven approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements that reflect management's current views regarding the value and potential of Nektar's drug candidate pipeline, the value and potential of Nektar's technology platform, the timing of the commencement of clinical trials and regulatory submissions, and the value and potential of certain of Nektar's collaborations with third parties. These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) Nektar's product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials (and related regulatory submissions) and the successful commercial launch of our drug candidates may be delayed or unsuccessful due to slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, regulatory delay, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of Nektar's technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required in the future; (v) the outcome of any intellectual property or other litigation related to Nektar's proprietary product candidates or complex commercial agreements; and (vi) certain other important risks and uncertainties set forth in Nektar's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 29, 2011 and the Current Report on Form 8-K filed today. Actual results could differ materially from the forward-looking statements contained in this press release. Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Karen Bergman/BCC Partners	(650) 575-1509
Michelle Corral/BCC Partners	(415) 794-8662

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2011	December 31, 2010	(1)
Current assets:
Cash and cash equivalents	$ 11,626	$ 17,755
Short-term investments	351,280	298,177
Accounts receivable	8,460	25,102
Inventory	9,797	7,266
Other current assets	7,932	5,679
Total current assets	389,095	353,979

Long-term investments	118,941	-
Property and equipment, net	85,381	89,773
Goodwill	76,501	76,501
Other assets	936	972
Total assets	$ 670,854	$ 521,225

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 3,243	$ 7,194
Accrued compensation	9,435	9,252
Accrued expenses	8,129	8,540
Accrued clinical trial expenses	13,832	12,144
Deferred revenue, current portion	19,867	20,584
Other current liabilities	6,768	6,394
Total current liabilities	61,274	64,108

Convertible subordinated notes	214,955	214,955
Capital lease obligations	15,863	17,014
Deferred revenue	117,931	124,763
Deferred gain	3,715	4,152
Other long-term liabilities	5,840	5,571
Total liabilities	419,578	430,563

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	11	9
Capital in excess of par value	1,587,461	1,354,232
Accumulated other comprehensive income	766	968
Accumulated deficit	(1,336,962)	(1,264,547)
Total stockholders' equity	251,276	90,662
Total liabilities and stockholders' equity	$ 670,854	$ 521,225

(1) The consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product sales and royalties	$ 11,008	$ 11,154	$ 15,801	$ 14,738
License, collaboration and other	6,323	31,409	12,829	61,062
Total revenue	17,331	42,563	28,630	75,800

Operating costs and expenses:
Cost of goods sold	8,140	4,889	11,403	9,185
Research and development	32,270	25,600	62,446	48,886
General and administrative	11,185	10,207	22,912	19,220
Total operating costs and expenses	51,595	40,696	96,761	77,291

Income (loss) from operations	(34,264)	1,867	(68,131)	(1,491)

Non-operating income (expense):
Interest income	529	393	961	856
Interest expense	(2,570)	(2,909)	(5,155)	(5,860)
Other income (expense), net	(16)	163	118	187
Total non-operating expense	(2,057)	(2,353)	(4,076)	(4,817)

Loss before provision for income taxes	(36,321)	(486)	(72,207)	(6,308)

Provision for income taxes	60	31	208	339

Net loss	$ (36,381)	$ (517)	$ (72,415)	$ (6,647)

Basic and diluted net loss per share	$ (0.32)	$ (0.01)	$ (0.65)	$ (0.07)

Shares used in computing basic and
diluted net loss per share	114,153	94,065	111,430	93,849

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$ (72,415)	$ (6,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,649	8,334
Stock-based compensation	9,682	8,105
Other non-cash transactions	620	(205)
Changes in operating assets and liabilities:
Accounts receivable	16,642	(4,645)
Inventory	(2,531)	(3,306)
Other assets	(2,191)	(136)
Accounts payable	(3,149)	2,183
Accrued compensation	183	(2,144)
Accrued expenses	2,371	1,012
Accrued clinical trial expenses	1,688	(818)
Deferred revenue	(7,549)	(55,120)
Other liabilities	(658)	(729)
Net cash used in operating activities	$ (49,658)	$ (54,116)

Cash flows from investing activities:
Purchases of investments	(509,681)	(218,275)
Sales of investments	180,478	8,197
Maturities of investments	156,962	241,256
Purchases of property and equipment	(6,845)	(8,796)
Net cash (used in) provided by investing activities	$ (179,086)	$ 22,382

Cash flows from financing activities:
Payments of loan and capital lease obligations	(934)	(731)
Proceeds from issuances of common stock	223,549	6,148
Net cash provided by financing activities	$ 222,615	$ 5,417
Effect of exchange rates on cash and cash equivalents	-	(36)
Net decrease in cash and cash equivalents	$ (6,129)	$ (26,353)
Cash and cash equivalents at beginning of period	17,755	49,597
Cash and cash equivalents at end of period	$ 11,626	$ 23,244